EXHIBIT 10.9

April 2, 1997




With this note, I, A. Scott Dockter, hereby authorize the transfer of One Hundred Thousand Dollars ($100,000.00) of my person funds tot he Operations Account of newgold, Inc. with U.S. Bank, Reno, nevada. this transfer is acknowledged by myself and Newgold, Inc. to be a personal loan to Newgold, Inc. and due on demand from the date of transfer. This loan shall bear interest at the rate of eight percent (8%) until paid in full.

Further, I request that the Four Hundred Thousand  ($400,000.00) balance of Five
Hundred  Thousand   ($500,000.00)  paid  to  me  by  Repadre   International  be
transferred to my personal account with U.S. Bank, Reno, Nevada.



/s/ A. Scott Dockter                                 /s/ Robert W. Morris
----------------------                               ---------------------------
A. Scott Dockter                                     Newgold, Inc.
                                                     Robert W. Morris, Treasurer